Exhibit 5.1

(JOSEPH I. EMAS, ATTORNEY-AT-LAW LETTERHEAD)

Board of Directors
Dairy Fresh Farms Inc

            RE:   Dairy Fresh Farms Inc.
                  Registration Statement on Form SB-2

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company's certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion.

I have also, as counsel for the Company, examined the Registration Statement (the "Registration Statement") of your Company on Form SB-2, covering the registration under the Securities Act of 1933 of up to 13,220,792 shares of Common Stock, $.001 par value of the Company.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 75,000,000 shares of Common Stock.

3. The shares of Common Stock currently issued and outstanding described in the Registration Statement including the 13,220,792 being registered are duly and validly authorized and, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable.

This opinion includes my opinion on Nevada law including, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

I hereby consent to the use of my name in the Registration Statement and Prospectus and I also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

January 27, 2006                   /s/ JOSEPH I. EMAS
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                                       JOSEPH I. EMAS, ESQUIRE